Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on July 13, 2021

Registration Statement No. 333-249515-03

*FULL PXING DETAILS* 1.21+bln GM Financial Consumer Automobile Receivables Trust (GMCAR) 2021-3

BOOKRUNNERS (A-1 - B) : Wells Fargo (str), BMO, Lloyds, MUFG, SocGen

CO-MANAGERS (A) : BofA, Mizuho, Morgan Stanley, Scotiabank, TD

SELLING GROUP (A-1 - B) : Drexel Hamilton

CLS	$AMT (MM)	WAL**	S/F*	P.WIN**	E.FINAL**	L.FINAL	PRICED	CPN%	YLD%	$PRICE
===========================================================================================================

A-1	230.400	0.25	A-1+/F1+	01-06	01/2022	07/2022	IntL -4	0.08613%	0.08613%	$100.0000

A-2	425.000	1.08	AAA/AAA	06-21	04/2023	08/2024	EDSF +3	0.21%	0.220%	$99.98929

A-3	425.000	2.47	AAA/AAA	21-41	12/2024	06/2026	IntS +4	0.48%	0.483%	$99.99382

A-4	114.690	3.69	AAA/AAA	41-46	05/2025	08/2027	IntS +3	0.73%	0.737%	$99.97862

B	20.310	3.82	AA/AA	46-46	05/2025	08/2027	IntS +24	0.97%	0.973%	$99.99613

C	19.030	*** Retained ***

D	15.870	*** Retained ***

===========================================================================================================

* These represent the minimum ratings for this transaction

** Assumes a 1.30% ABS prepayment speed and a 10% clean-up call

-Deal Summary-

Rated Notes Issued Amount : $1,250.300mm *No Grow*

Rated Notes Offered Amount : $1,215.400mm *No Grow*

Exp. Pricing : Priced

Exp. Settle : 07/21/2021

Offering Format : SEC-Registered

First Pay Date : 08/16/2021

ERISA : Yes

Exp. Ratings : S/F

Min Denoms : A-1 - B: $1k x $1k

BBG Ticker : GMCAR 2021-3

B&D: Wells Fargo

-Available Information-

* Attached: Preliminary Prospectus, FWP, Intex CDI File (attached)

* Intex Deal Name: wsgmcar202103 Password: J4Y3

* Link: https://dealroadshow.com/ Passcode: GMCAR213

----------------------------------------------------------------------------------------------------------------------------------------------

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.